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Exhibit 5.1

December 7, 2010

Polypore International, Inc.
11430 North Community House Road
Suite 350
Charlotte, NC 28277

Ladies and Gentlemen:

        We have acted as counsel to Polypore International, Inc. (the "Company"), a Delaware corporation, in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of an indeterminate number of shares (the "Shares") of common stock, par value $0.01 per share, of the Company. The Shares may be offered and sold from time to time by the Company or by the selling stockholders (the "Selling Stockholders") as described in the Registration Statement on Form S-3 of the Company to which this opinion is an exhibit (the "Registration Statement").

        We have examined copies of: (i) the Amended and Restated Certificate of Incorporation of the Company; and (ii) the Registration Statement and the Prospectus included therein (the "Prospectus"). We have also examined such other records, documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinions hereinafter expressed.

        In our examination, we have assumed the genuineness of all signatures, the capacity of each party (excluding the Company) executing a document to so execute that document, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company and public officials.

        Based on the foregoing, we are of the opinion that:

  1.
  The Company is validly existing as a corporation under the laws of the State of Delaware.

  2.
  The Shares are duly authorized and are validly issued, fully paid and nonassessable.

        This opinion is limited to the Federal law of the United States and the General Corporation Law of the State of Delaware, which includes the statutory provisions, applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such provisions.

        The opinions expressed herein are given as of the date hereof, and we assume no obligation to update or supplement such opinions or views to reflect any fact or circumstance that may hereafter come to our attention or any change in law that may hereafter occur or hereinafter become effective.

        We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the use of our name under the heading "Legal Matters" in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP

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  Exhibit 5.1